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                     March 4, 2024

       Jagi Gill, Ph.D.
       Chief Executive Officer and Chairman of the Board
       Viveon Health Acquisition Corp.
       3480 Peachtree Road NE 2nd Floor, Suite #112
       Atlanta, GA 30326

                                                        Re: Viveon Health
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 23,
2024
                                                            File No. 001-39827

       Dear Jagi Gill:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Tahra Wright, Esq.